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Exhibit 10.18

601 Gateway Boulevard
Suite 460
South San Francisco, California 94080
Phone: 650-624-1690
Fax: 650-624-7540

Ms. Leslie McEvoy, Ph.D. c/o Corgentech Inc.	August 18, 2000

Dear Leslie:

        It is with great pleasure that I invite you to join the Corgentech team. We are building an exciting, new company dedicated to the discovery, development and commercialization of novel therapies for cardiovascular diseases and other significant health conditions. As you know, our most advanced product is in clinical development and is projected to be approved for marketing in 2004. If successful, this product will alleviate a major cardiovascular health risk and thereby generate revenues in excess of a billion dollars on a worldwide basis. We also have various research stage projects and intend to expand our research capabilities.

        The most important component of any successful company is its people. To accomplish successfully our goals, we are assembling a world-class team to support our research and development efforts. Your position at Corgentech would be Senior Director of Research reporting to the President & CEO. We would request that commence your employment at Corgentech by mid-October 2000. Your duties would be to manage the Research projects of the Company and build its Research organization. Specifically, your duties include:

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  Management and implementation of the current induced Angiogenesis program
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  Development of the Company's Pressure Technology
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  Identification and implementation of a novel research stage program addressing a significant unmet medical need
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  Developing a five year Research plan for the Company with budgetary and staffing requirement

        There is substantial opportunity for growth within Corgentech depending on your capabilities. Not later than 18 months after your hire date, the Board of Directors will consider you for the position of Vice President of Research. Promotion to this position will depend on: (1) satisfactory discharge of your duties as enumerated above; and (2) advancement of one Corgentech research stage project (other than the Induced Angiogenesis project) to a point where there is a compelling biological rationale, such as proof of principle in a relevant animal model, to support its preclinical development. We recognize that good research is not always amenable to a strict timetable. Further, there may be other factors that are beyond your control, such as the availability of adequate lab space, staffing, etc. which would limit anyone's ability to meet the criteria set forth in #2 above. Please be assured that all circumstances will be considered in evaluating your performance regarding criteria #2 above.

        There are five components to your compensation package for this position:

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  First, the base salary is $140,000 per year.
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  Second, the Board of Directors has authorized the grant of a stock option to purchase 185,000 shares of Common Stock in Corgentech Inc. exercisable at $0.06 per share. This stock option vests over four years with 25% of the grant vesting on your first anniversary date and the remainder of the option vesting in years two through four at a monthly rate of 1/48 of the total amount of the grant. You will also be eligible for additional stock grants as part of your annual review of compensation. In the event of acquisition or merger of the Company, the vesting of the unvested portion of your shares under option will be accelerated and be immediately exercisable.

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  Third, the Company will provide a loan to you in the amount of the total exercise price of the shares under option. Such loan must be exercised within four years of your hire date. The loan is forgivable over three years in increments of one-third per year of employment. Shares will be restricted if they are purchased before the underlying option has vested until such time as the option vests. You should consult with your financial advisor regarding the potential tax advantages of an early exercise of your stock option.
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  Fourth, the Company will provide a loan to you in the amount of $75,000 for a period of three years. With continued service at Corgentech, 50% of this loan will be forgiven over three years in increments of $12,500 per year. The remaining 50% of the loan in the amount of $37,500 will be due on the fourth anniversary of your employment with Corgentech unless: (1) Corgentech has not been a public company for at least a year at that time, in which case the term of the loan is automatically extended in increments of one year until such time as Corgentech has been a public company for at least one year prior to the time for repayment; or (2) Corgentech extends the term of the loan notwithstanding.
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  Fifth, the Company provides full benefits under its healthcare plans including health, life, vision and dental benefits. Our benefits administrator, StaffAdmin Systems, Inc., will provide additional details on the benefits package. You will be entitled to four weeks vacation per year. The Company recognizes the importance of, and will support your attendance at, a reasonable number of professional conferences each year as well as membership in professional organizations.

        This offer is contingent upon closure of our B round of financing, which we expect to occur shortly. Before the commencement of employment, we would request that you sign a confidentiality agreement and a proprietary inventions agreement. Copies of those agreements will be provided to you separately. We hope that you will agree to join Corgentech as we build an organization dedicated to improving patient health by addressing unmet medical needs, and providing substantial value for our shareholders and co-workers. Please indicate your acceptance by signing below. Welcome to Corgentech!

Sincerely,

/s/ JOHN P. MCLAUGHLIN John P. McLaughlin President & CEO	/s/ LESLIE MCEVOY Leslie McEvoy

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  Exhibit 10.18